Exhibit 99.1

Nathan Kroeker, President Spark Energy, Inc. 2105 CityWest Blvd. Suite 100 Houston, TX 77042	DNV GL KEMA, Inc. 67 South Bedford Street Suite 201 East Burlington, MA 01803 Tel: +1 781 273 5700 Fax: +1 781 229 4867

Date: April 25, 2014

Letter Agreement: Consent to use KEMA, Inc. (DNV GL) Retail Energy Market Advisory Services Source Information

Dear Mr. Kroeker,

Spark Energy, Inc. (hereinafter “Spark”) has requested consent from KEMA, Inc. (hereinafter “DNV GL”) to publish in Spark’s Form S-1 Registration Statement, including a related prospectus, to be filed with the U.S. Securities and Exchange Commission (hereinafter “Registration Statement”), certain summaries of and excerpts from DNV GL’s proprietary Retail Advisory Energy Market materials known as the Retail Energy Outlook (hereinafter “Report”). For the consideration stated herein, Spark is hereby granted a limited, non-exclusive, non-transferable license to use DNV GL’s Report solely as follows (“Exclusive Use”):

1.	Spark shall be authorized to use, distribute and publish solely the text and tables identified in Schedule A (“Permitted Text”). The Permitted Text is denoted by yellow highlighting. Any modifications to the Permitted Text, including any data from updated, revised or new versions of the Report, must be approved by DNV GL in writing prior to publication or disclosure by Spark and may be subject to an additional fee.

2.	The Permitted Text shall be exclusively published and distributed within the text of Spark’s Registration Statement, including all draft filings, pursuant to its initial public offering, and any amendments thereto as well as used in any research analyst presentation, investor and/or lender presentation and in any filings made by Spark pursuant to the Securities Exchange Act of 1934. Except as set forth in this Letter Agreement, Spark is prohibited from using, publishing, disseminating or distributing the Permitted Text, or any derivative of the Permitted Text, in any other manner or context.

3.	Spark shall reference and/or give attribution to DNV GL solely as set forth in the Permitted Text.

Except as otherwise modified by this consent, the terms and conditions set forth in the Retail Energy Market Service Subscription Enrollment Form between DNV GL and Spark, attached as Schedule 2, shall remain in full force and effect. DNV GL makes no representations or warranties, express or implied, as to the quality, accuracy, completeness or reliability of the information contained in the Report and/or the Permitted Text. DNV GL, its directors, officers and employees shall have no liability whatsoever with respect to the use of or reliance upon the Report or Permitted Text. In no event shall DNV GL be liable to Spark for any damages whatsoever, including but not limited to direct, indirect, consequential, exemplary, special, incidental or

DNV GL Headquarters, Veritasveien 1, P.O.Box 300, 1322 Høvik, Norway. Tel: +47 67 57 99 00. www.dnvgl.com

KEMA, Inc.

punitive damages including, without limitation, lost profits or revenues. Spark shall defend, indemnify and hold DNV GL and all of its affiliates including, parents, subsidiaries, employees, officers, directors and representatives harmless from and against any and all claims, liabilities, costs and damages including without limitation third party claims and liabilities arising under or in any way associated with this Letter Agreement and/or in any way associated with or arising out of Spark’s Exclusive Use. In no event will DNV GL’s liability ever exceed an aggregate maximum of $50,000. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, exclusive of its conflict of law rules.

As valuable consideration for the Exclusive Use, Spark shall pay to DNV GL a fixed fee of $50,000.00, payable within three business days from the execution of this Letter Agreement. Unless otherwise agreed by the parties, this Letter Agreement (except for the indemnity and other obligations stated in the paragraph immediately above) shall terminate on December 31, 2014 if the initial public offering fails to close prior to that date.

The parties agree that the subscription held by Spark for DNV GL’s Retail Advisory Services is not transferable to any successor entity.

Yours truly,

KEMA, Inc.

Per:	/s/ Xander van der Meijden
Name: Xander van der Meijden
Title: Treasurer

Agreed and Accepted by:

Per:	/s/ Nathan Kroeker
Nathan Kroeker
President
Spark Energy, Inc.

KEMA, Inc.